AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2015 Registration No. 333-204269 UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 FIRST NBC BANK HOLDING COMPANY (Exact name of registrant as specified in its charter) Louisiana 14-1985604 (State of incorporation) (I.R.S. Employer Identification No.) 210 Baronne Street New Orleans, Louisiana 70112 (504) 566-8000 (Address and telephone number of registrant’s principal executive offices) Ashton J. Ryan, Jr. Chairman, President and Chief Executive Officer First NBC Bank Holding Company 210 Baronne Street New Orleans, Louisiana 70112 (504) 566-8000 (Address, including zip code, and telephone number, including area code, of agent for service) With a copy to: Geoffrey S. Kay, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5909 Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived. If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Large accelerated filer Accelerated filer Non-accelerated filer (Do not check if a smaller reporting company) Smaller reporting company If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) CALCULATION OF REGISTRATION FEE Title of each class of securities to be registered Amount to be registered Proposed maximum offering price per share Proposed maximum aggregate offering price Amount of registration fee(1) 5.75% Subordinated Notes due 2025 ............................ $60,000,000 100% $60,000,000 $6,972(2) (1) Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended. (2) The full registration fee was paid in connection with the initial filing on May 18, 2015. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2015

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

First NBC

OFFER TO EXCHANGE

5.75% Subordinated Notes due 2025 Registered under the Securities Act
For
A Like Principal Amount of Outstanding Unregistered 5.75% Subordinated Notes 2025

We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, to exchange up to $60,000,000 in aggregate principal amount of our 5.75% Subordinated Notes due 2025, registered under the Securities Act of 1933, as amended, or the Securities Act, and referred to in this prospectus as the new notes, for an equal principal amount of our outstanding, unregistered 5.75% Subordinated Notes due 2025, which we refer to in this prospectus as the old notes. The new notes will represent the same debt as the old notes and will be issued under the same indenture as the old notes.

Terms of the Exchange Offer

- The exchange offer will expire at 5:00 p.m., New Orleans, Louisiana time, on **[●]**, 2015, unless extended by us, which we refer to as the "expiration date."
- We will exchange new notes for all old notes that are validly tendered and not withdrawn before the exchange offer expires.
- You may withdraw tenders of old notes at any time before the exchange offer expires.
- The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act and will generally not be subject to transfer restrictions, will not be entitled to registration rights and will not have the right to earn additional interest under circumstances relating to our registration obligations.
- We will not receive any cash proceeds from the exchange offer.
- The exchange of the old notes for the new notes as a result of the exchange offer generally will not result in a taxable exchange for U.S. federal income tax purposes.
- We do not intend to list the new notes on any securities exchange and there is no established public trading market for the new notes.

See "Risk Factors" on page 5 of this prospectus and all other information contained or incorporated by reference into this prospectus before making a decision whether to participate in this exchange offer.

The new notes are not savings accounts, deposits or other obligations of any bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, or the SEC, nor any other regulatory body has approved or disapproved of the new notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2015.

(i) TABLE OF CONTENTS ABOUT THIS PROSPECTUS ..................................................................................................................................... ii  WHERE YOU CAN FIND MORE INFORMATION ................................................................................................. ii  MARKET DATA ........................................................................................................................................................ iii  FORWARD-LOOKING STATEMENTS ....................................................................................................................iv  PROSPECTUS SUMMARY ......................................................................................................................................... 1  RISK FACTORS ........................................................................................................................................................... 5  THE EXCHANGE OFFER ........................................................................................................................................... 7  DESCRIPTION OF NEW NOTES ............................................................................................................................. 13  USE OF PROCEEDS .................................................................................................................................................. 21  RATIO OF EARNINGS TO FIXED CHARGES ....................................................................................................... 22  MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ........................................................................ 23  PLAN OF DISTRIBUTION ........................................................................................................................................ 24  LEGAL MATTERS .................................................................................................................................................... 25  EXPERTS .................................................................................................................................................................... 25  Each broker-dealer that receives new notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending not less than 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

(ii) ABOUT THIS PROSPECTUS This prospectus describes the specific terms of the exchange offer and the new notes. You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references, mean First NBC Bank Holding Company. We have not taken any action to permit a public offering of the new notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the new notes and the distribution of this prospectus outside the United States. WHERE YOU CAN FIND MORE INFORMATION We have filed a registration statement on Form S-4 with the SEC covering the securities to be offered and sold using this prospectus. You should refer to this registration statement and its exhibits for additional information about us. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because this prospectus may not contain all of the information that you may find important, you should review the full text of these documents, which we have included as exhibits to the registration statement. We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.firstnbcbank.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus. In addition, because our common stock is listed on the NASDAQ Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the NASDAQ Stock Exchange at One Liberty Plaza, 165 Broadway, New York, New York 10006. The SEC allows us to incorporate by reference the information we file with it. This means that: • incorporated documents are considered part of this prospectus; • we can disclose important information to you by referring you to those documents; and • information that we later file with the SEC automatically will update and supersede this incorporated information and information in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC (File No. 001- 35915) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act: • Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 22, 2015 that is incorporated by reference in that Annual Report on Form 10-K, as amended by our Form 10-K/A filed with the SEC on June 17, 2015; • Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 8, 2015 and August 17, 2015, respectively; and

(iii) • Our Current Reports on Form 8-K filed January 23, 2015; January 30, 2015; February 19, 2015; May 1, 2015; May 26, 2015; and June 24, 2015 (except, with respect to each of the foregoing, for any portions of the reports that were deemed to be furnished and not filed). We also incorporate by reference into this prospectus any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus and prior to the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the new notes. Any statement contained in a document incorporated by reference into this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is incorporated by reference into this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement. You also may request a copy of any document incorporated by reference into this prospectus, at no cost, by writing or calling us at the following address: First NBC Bank Holding Company, 210 Baronne Street, New Orleans, LA 70112, (504) 671-3870, Attention: William H. Roohi, Email: broohi@firstnbcbank.com. To obtain timely delivery, you must request the information no later than [●], 2015, which is five business days before the expiration of this exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “The Exchange Offer” for more detailed information. MARKET DATA In this prospectus and the documents incorporated by reference herein, we refer to information and statistics regarding our industry, the size of certain markets and our position within the sectors in which we compete. Some of the market and industry data contained in this prospectus and the documents incorporated by reference herein is based on industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Some data is also based on our good faith estimates, which are derived from management's knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

(iv) FORWARD-LOOKING STATEMENTS This prospectus contains or incorporates by reference statements that are forward-looking statements within the meaning of the federal securities laws, including statements about our expectations, beliefs, intentions and strategies for the future. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. Accordingly, these forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that could cause our actual results to differ materially from results anticipated in these forward-looking statements. Because of these uncertainties, you should not rely on these forward-looking statements. Most of these factors are outside of our control and are difficult to predict. Important factors that could cause actual results to differ materially from the forward-looking statements include but are not limited to: • business and economic conditions generally and in the financial services industry, nationally and within our local market area; • changes in management personnel; • changes in government spending on rebuilding projects in New Orleans; • hurricanes, other natural disasters and adverse weather; oil spills and other man-made disasters; acts of terrorism, an outbreak of hostilities or other international or domestic calamities, acts of God and other matters beyond our control; • economic, market, operational, liquidity, credit and interest rate risks associated with our business; • deterioration of our asset quality; • changes in real estate values; • ability to execute our strategy; • increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms; • our ability to identify potential candidates for, and consummate, acquisitions of banking franchises on attractive terms, or at all; • our ability to achieve organic loan and deposit growth and the composition of that growth; • changes in federal tax law or policy; • volatility and direction of market interest rates; • changes in the regulatory environment, including changes in regulations that affect the fees that we charge or expenses that we incur in connection with our operations; • changes in trade, monetary and fiscal policies and laws; • governmental legislation and regulation, including changes in accounting regulation or standards; • changes in interpretation of existing law and regulation; • further government intervention in the U.S. financial system; and • other risk factors described in our Annual Report on Form 10-K under the heading “Risk Factors” and herein.

(v) We base our forward-looking statements on information currently available to us, and, except as required by law, we undertake no obligation to update these statements, whether as a result of changes in underlying factors, new information, future events or other developments except as required by law. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed above as well as those discussed under “Risk Factors.”

1 PROSPECTUS SUMMARY This summary contains basic information about our company and the exchange offer and highlights selected information from this prospectus. Accordingly, this summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all of the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the new notes and the exchange offer. General We are a financial holding company and a bank holding company headquartered in New Orleans, Louisiana, which offers a broad range of financial services through our wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. Our primary market is southeastern Louisiana, the Mississippi Gulf Coast, and the Florida panhandle. We serve our customers from our main office located in the Central Business District of New Orleans, 35 full service branch offices located throughout our market and a loan production office in Gulfport, Mississippi. We believe that our market exhibits attractive demographic attributes and presents favorable competitive dynamics, thereby offering long-term opportunities for growth. Our strategic focus is on building a franchise with meaningful market share and strong revenues complemented by operational efficiencies that we believe will produce attractive risk-adjusted returns for our shareholders. As of June 30, 2015, on a consolidated basis, we had total assets of $4.1 billion, net loans of $2.9 billion, total deposits of $3.4 billion, and shareholders’ equity of $469.9 million. We were the largest bank holding company by assets headquartered in New Orleans as of June 30, 2015. We are led by a team of experienced bankers, all of whom have substantial banking or related experience and relationships in the greater New Orleans market. We believe that recent changes and disruption within our primary market caused by significant acquisitions of local financial institutions and the operating difficulties faced by many local competitors have created an underserved base of small and middle-market businesses and high net worth individuals that are interested in banking with a company headquartered, and with decision-making authority based, in the New Orleans market. We believe our management’s long-standing presence in the area gives us insight into the local market and the ability to tailor our products and services, particularly the structure of our loans, to the needs of our targeted customers. We seek to develop comprehensive, long-term banking relationships by cross- selling loans and core deposits, offering a diverse array of financial products and services and delivering high quality customer service. In addition to the reputation and local connections of our management, we believe that our strong capital position gives us an advantage over our competitors. As a financial holding company and a bank holding company, we are supervised and regulated by the Board of Governors of the Federal Reserve System. Our bank subsidiary, First NBC Bank, is a commercial bank chartered under the laws of the State of Louisiana and subject to supervision, regulation and examination by the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation. For a discussion of the material elements of the extensive regulatory framework applicable to financial holding companies, bank holding companies and banks, as well as specific information regarding our business, please refer to “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and any subsequent reports that we file with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and not for the protection of security holders and creditors.

2 The Exchange Offer The following is a brief summary of the terms of the exchange offer. Please see “The Exchange Offer” for a more complete description of the exchange offer. Old Notes: $60.0 million in aggregate principal amount of our 5.75% Subordinated Notes due 2025 New Notes: Up to $60.0 million in aggregate principal amount of our 5.75% Subordinated Notes due 2025, which have terms that are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights and do not have the right to earn additional interest under circumstances relating to our registration obligations. Exchange Offer: We are offering to exchange the new notes for a like principal amount of old notes. Subject to the terms of this exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer. The new notes will be issued in exchange for corresponding old notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer. Expiration Date: This exchange offer will expire at 5:00 p.m., New Orleans, Louisiana time, on [●], 2015, unless we extend it. We do not currently intend to extend the expiration date. Withdrawal Rights: You may withdraw the tender of your old notes at any time before the expiration date. Conditions to this Exchange Offer: This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.” Procedures for Tendering: If you wish to accept this exchange offer and your old notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf under the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things: you are acquiring the new notes in the ordinary course of your business; you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes; you are not an affiliate of ours (within the meaning of Rule 405 under the Securities Act); and if you are a broker-dealer registered under the Exchange Act, you are participating in the exchange offer for your own account and are exchanging old notes acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes. See “The Exchange Offer—Eligibility; Transferability.” Certain U.S. Federal Income Tax Considerations: The exchange of old notes for new notes in the exchange offer generally should not constitute a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of the exchange.

3 Registration Rights: We have undertaken the exchange offer under the terms of the registration rights provisions of the purchase agreement that we entered into with the initial holders of the old notes at the time of issuance, which we refer to in this prospectus as the registration rights agreement. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under limited circumstances, to provide any exchange or registration rights with respect to the old notes. See “The Exchange Offer.” Transferability: Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that: • you are acquiring the new notes in the ordinary course of your business; • you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you; and • you are not a broker-dealer or an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. Our belief that transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act. Each broker-dealer that receives new notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market- making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” Consequences of Failure to Exchange Old Notes: Any old notes that are not exchanged in the exchange offer will remain subject to the restrictions on transfer, and you will not be able to offer or sell the old notes except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the U.S. federal securities laws. See “The Exchange Offer—Consequences of Failure to Tender.” Use of Proceeds: We will not receive any proceeds from the exchange of notes as a result of the exchange offer. We will pay all expenses incident to the exchange offer. Exchange Agent: U.S. Bank National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer—Exchange Agent” for the address and telephone number of the exchange agent.

4 Summary of the New Notes The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights and do not have the right to earn additional interest under circumstances relating to our registration obligations. The new notes will evidence the same debt as the old notes and will be governed by the same indenture under which the old notes were issued. The summary below describes the principal terms of the new notes. Please see “Description of New Notes” for further information regarding the new notes. Issuer: First NBC Bank Holding Company Securities: $60.0 million in aggregate principal amount of 5.75% Subordinated Notes due 2025 Maturity: February 18, 2025 Interest: Interest on the new notes will accrue at rate of 5.75% per annum, payable semi-annually in cash in arrears on February 18 and August 18 of each year. Because interest on the old notes was paid as of August 18, 2015, the first payment of interest on the new notes would be February 18, 2016. Subordination: The new notes will be our subordinated unsecured obligations and will be subordinate in right of payment to all of our senior indebtedness. See “Description of New Notes— Subordination.” Redemption: We may redeem the new notes, in whole or in part, at any time on or after November 18, 2024. In addition, we may redeem the new notes, in whole but not in part, upon the occurrence of an “Investment Company Event,” a “Tax Event,” or a “Tier 2 Capital Event,” each as defined in the indenture. Any redemption of the new notes will be at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of New Notes—Redemption.” Form and Denomination: The new notes will be issued in fully registered, certificated form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Basic Indenture Covenants: The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the new notes contain any covenants limiting our right to incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the new notes, to repurchase our stock or other securities, including any of the new notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon our failure to timely pay the principal of or interest on the new notes, when the same becomes due and payable). Governing Law: The new notes and the Indenture, dated as of February 18, 2015, between us and U.S. Bank National Association, as trustee, which we refer to in this prospectus as the indenture, will be governed by Texas law. Trustee: U.S. Bank National Association Risk Factors You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 5 and all other information contained or incorporated by reference in this prospectus before deciding to participate in the exchange offer.

5 RISK FACTORS Your decision whether to participate in the exchange offer, and any investment in the new notes, will involve risk. Before making a decision to tender your old notes, you should carefully consider the following discussion of risks and the other information in this prospectus, and carefully read the risks described in the documents incorporated by reference into this prospectus, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014. Please be aware that other risks may prove to be important in the future and that new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. If you fail to exchange your old notes for new notes, they may be difficult to resell. If you do not exchange your old notes for new notes in this exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions described in the legend on your old notes. These restrictions on transfer exist because we issued the old notes under an exemption from the registration requirements of the Securities Act and applicable state securities laws. The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, those old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of old notes will elect to participate in this exchange offer, we expect that the liquidity of the market for the old notes after the completion of this exchange offer may be substantially limited. You may not receive the new notes in the exchange offer if the exchange offer procedures are not properly followed. We will issue the new notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf. Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the new notes may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient. The new notes will be securities for which there is no established trading market. We do not intend and are not obligated to list the new notes on any exchange or maintain a trading market for them. Accordingly, we cannot assure you that you will be able to sell any new notes that you receive in exchange for your old notes or the prices, if any, at which holders may be able to sell their new notes. Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the number of holders of the new notes, the interest of securities dealers in making a market for the new notes, the market for similar debt securities and our financial performance.

6 We depend upon First NBC Bank for cash flow, which could impact our ability to satisfy our obligations with respect to the new notes. Our primary asset is First NBC Bank. As a result, we depend upon the bank for cash distributions through dividends to pay our operating expenses and satisfy our obligations, including debt obligations. The bank is legally distinct from us and has no obligation to make funds available to us for such payment. There are numerous laws and banking regulations that limit the bank's ability to pay dividends to us. If the bank is unable to pay dividends to us, we may not be able to satisfy our obligations with respect to the new notes. Federal and state statutes and regulations restrict the bank's ability to make cash distributions to us. These statutes and regulations require, among other things, that the bank maintain certain levels of capital in order to pay a dividend. Further, federal and state banking authorities have the ability to restrict the Bank's payment of dividends through supervisory action. In addition, in connection with our participation in the Small Business Lending Fund program, we are subject to restrictions on the payment of dividends under certain circumstances. The new notes will rank lower than most of our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries’ creditors. Although the new notes will rank on par with the old notes, in all material respects, our obligations with respect to the new notes will be unsecured and rank junior in right of payment to all of our existing and future “senior indebtedness,” as described in “Description of New Notes – Subordination.” This means that we generally cannot make any payments on the new notes if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the new notes only after we have made all payments on all senior indebtedness. Neither the new notes nor the indenture limits our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the new notes. In addition, because we are a holding company, our right to participate in any distribution of assets from any subsidiary, including First NBC Bank, upon its liquidation or reorganization or otherwise (and thus the ability of holders of the notes to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors of the bank), except to the extent that we may be recognized as a creditor of that subsidiary. If we are a creditor of a subsidiary, our claims would be subject to any prior security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that of ours. There is no restriction on the ability of our subsidiaries to issue additional capital stock or incur additional indebtedness. Accordingly, the new notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including the bank. Holders of the new notes should look only to our assets as the source of payment of the new notes. We have made only limited covenants in the indenture, which may not protect your investment in the event that we experience significant adverse changes in our financial condition or results of operations. The covenants in the indenture are limited. As a result, the indenture does not protect holders of the new notes in the event of a material adverse change in our financial condition or results of operations or limit our ability to incur or assume additional indebtedness or other obligations. Additionally, the indenture does not contain any financial ratios or specified levels of liquidity to which we must adhere. Therefore, you should not consider the provisions of the indenture as a significant factor in evaluating whether we will be able to or will comply with our obligations under the new notes. Changes in our credit rating could adversely affect the market price or liquidity of the notes. In connection with the issuance of the old notes, we obtained a rating from Kroll Bond Rating Agency, which assigned an investment grade rating of BBB- to the issue. Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their initial ratings on the new notes. A negative change in our ratings could have an adverse effect on the market price of the new notes.

7 THE EXCHANGE OFFER General In connection with the issuance of the old notes on February 18, 2015, we entered into a registration rights agreement with the initial purchasers, which provides for the exchange offer. The exchange offer will permit eligible holders of notes to exchange the old notes for the new notes, which are identical in all material respects with the old notes, except that: • the new notes have been registered under U.S. federal securities laws and will not bear any legend restricting their transfer; • the new notes bear a different CUSIP number from the old notes; • the new notes generally will not be subject to transfer restrictions and will not be entitled to registration rights; and • the holders of the new notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the registration rights agreement. The new notes will evidence the same debt as the old notes. Holders of new notes will be entitled to the benefits of the indenture. As a result, both the new notes and the old notes will be treated as a single series of subordinated debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those notes will continue to accrue at the applicable interest rate. We will be deemed to have accepted validly tendered old notes when and if we have given oral or written notice to the exchange agent of our acceptance. Subject to the terms and conditions of this exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted old notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer. If you validly tender old notes in the exchange offer, you will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. Subject to certain exceptions, we will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes. The following summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. You should refer to the exhibits that are a part of the registration statement of which this prospectus is a part for a copy of the registration rights agreement. The registration statement, of which this prospectus is a part, is intended to satisfy some of our obligations under the registration rights agreement. See “Where You Can Find More Information.” Registration Rights Agreement We issued the old notes in a private placement offering not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the old notes will terminate.

8 Under the terms of the registration rights agreement, we agreed, among other things, to: • file a registration statement with the SEC with respect to a registered offer to exchange the old notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and • use our reasonable best efforts to cause that registration statement to become effective within 180 days after February 18, 2015. The registration rights agreement also provides that we will promptly commence the exchange offer after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes. We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the beneficial holders known to us. For each old note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. Old notes may be exchanged, and new notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. We also agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement covering resales by holders of the old notes in lieu of the exchange offer. Eligibility; Transferability We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving new notes, may offer for resale, resell or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if: • you are, or the person or entity receiving the new notes is, acquiring the new notes in the ordinary course of business; • you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution of the new notes (within the meaning of the Securities Act); • you are not, nor is any such person or entity, our affiliate as such term is defined under Rule 405 under the Securities Act; and • you are not acting on behalf of any person or entity who could not truthfully make these statements. To participate in the exchange offer, you must represent as the holder of old notes that each of these statements is true. In addition, each broker-dealer registered under the Exchange Act must also (i) represent that it is participating in the exchange offer for its own account and is exchanging old notes acquired as a result of market- making activities or other trading activities, (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes and (iii) must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the new notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date the exchange offer

9 registration statement becomes effective, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any new notes by such broker-dealers. Any holder of old notes who is our affiliate, who does not acquire the new notes in the ordinary course of business, who intends to participate in the exchange offer for the purpose of distributing the new notes or is a broker-dealer who purchased the old notes directly from us: • will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and • must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes, unless the sale or transfer is made in accordance with an exemption from those requirements. The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction. The exchange offer is not subject to any federal or state regulatory requirements other than securities laws. Expiration of the Exchange Offer; Extensions; Amendments The exchange offer will expire at 5:00 p.m., New Orleans, Louisiana time, on [●], 2015, or the expiration date, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New Orleans, Louisiana time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered old notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change. If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency. If we delay accepting any old notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any old notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act. Conditions Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or issue any new notes for, any old notes, and may terminate or amend the exchange offer before the acceptance of the old notes, if: • we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or • any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer. The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise

10 any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the new notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use reasonable best efforts to obtain the withdrawal of any stop order as soon as practicable. In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.” Procedures for Tendering A holder of old notes who wishes to accept this exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder's old notes on the holder's behalf in accordance with the procedures of the custodial entity. To tender in this exchange offer, a holder of old notes must complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, are received by the exchange agent. The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to ensure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent. All new notes will be delivered only in fully certificated form to the holder. Proper Execution and Delivery of Letter of Transmittal Generally, an eligible institution must guarantee signatures on a letter of transmittal or notice of withdrawal unless: • you tender your old notes as the registered holder and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes; or • you tender your old notes for the account of an eligible institution. For purposes of this prospectus, an “eligible institution” means an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act. If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates. If old notes that are not tendered for exchange under the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate

11 instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution. If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, those old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder's name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal. No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to the tendering holder. All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or will incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with these matters. Withdrawal of Tenders You may withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal of a tender to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal before the expiration date at its address set forth under “—Exchange Agent” in this prospectus. The withdrawal notice must: • specify the name of the person who tendered the old notes to be withdrawn; • identify the old notes to be withdrawn, including the certificate numbers and the principal amount represented by the old notes; • contain a statement that the holder is withdrawing the election to have the old notes exchanged; and • be signed by the holder of the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

12 Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of this exchange offer. Properly withdrawn old notes may, however, be tendered again following one of the procedures described in “—Procedures for Tendering” prior to the expiration date. Exchange Agent U.S. Bank National Association, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows: By Mail or Hand Delivery: U.S. Bank National Association 5555 San Felipe, Suite 1150 Houston, Texas 77056 Attention: Corporate Trust Services Telephone: (713) 235-9206 Facsimile: (713) 235-9213 We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer. Fees and Expenses We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of- pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer. We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if: • new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes so exchanged; • tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or • a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer. If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder. Accounting Treatment We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer. Consequences of Failure to Exchange Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

13 • to us or to any of our subsidiaries; • under a registration statement which has been declared effective under the Securities Act; • for so long as the old notes are eligible for resale under Rule l44A, to a person the holder of the old notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule l44A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule l44A; or • under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee will have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee); in each case subject to compliance with any applicable foreign, state or other securities laws. Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the new notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for new notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the new notes. The holders of old notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of old notes. Additional Information Regarding the Registration Rights Agreement As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC, use our reasonable best efforts to cause the registration statement to become effective, and satisfy certain other obligations, with certain time periods. In the event that: • the registration statement is not filed with the SEC on or prior to the 90th day after February 18, 2015; • the registration statement has not been declared effective by the SEC on or prior to the 180th day after February 18, 2015; or • the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement; the interest rate on the old notes will be increased by a rate of 0.25% per annum during the 90-day period following such registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the old notes. Our obligations to register the new notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the old notes. DESCRIPTION OF NEW NOTES On February 18, 2015, we issued in a private placement $60,000,000 in aggregate principal amount of our 5.75% Subordinated Notes due 2025, which we have referred to in this prospectus as the old notes. The old notes were not registered under the Securities Act and were issued, and the new notes will be issued, under an Indenture, dated as of February 18, 2015, between us, as issuer, and U.S. Bank National Association, as trustee, which we have referred to in this prospectus as the indenture. The term “notes” refers collectively to the new notes and the old notes.

14 The terms of the new notes are identical in all material respects with the old notes, except that: • the new notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer; • the new notes bear a different CUSIP number from the old notes; • the new notes generally will not be subject to transfer restrictions and will not be entitled to registration rights; and • the holders of the new notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the registration rights agreement. The new notes will evidence the same debt as the old notes. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the Trust Indenture Act. The following description is only a summary of the material provisions of the indenture and the new notes. We urge you to read the indenture and the new notes because those documents, not this description, define your rights as holders of the new notes. The following sections provide a summary of the various provisions of the indenture and are subject to and qualified in their entirety by reference to all the provisions of the indenture. Copies of the indenture are available upon request to us at the address indicated under “Where You Can Find More Information.” Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus. General The exchange offer for the new notes will be for up to $60.0 million in aggregate principal amount of the old notes. The new notes, together with any old notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase. Principal, Maturity and Interest Interest on the new notes will accrue at 5.75% per annum. Interest on the new notes will be payable semi- annually in cash in arrears on February 18 and August 18, commencing on February 18, 2016. We will make each interest payment to the holders of record of the new notes on the immediately preceding February 1 and August 1. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date on which the old notes were issued. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, and, for any partial month, on the numbers of days elapsed. Principal of and interest on the new notes will be payable, and the new notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at 5555 San Felipe, Suite 1150, Houston, Texas 77056, Attention: Corporate Trust Services; except that payment of interest may be made at our option by check mailed to the person entitled thereto as shown on the security register. Subordination Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. “Senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of indebtedness, whether that indebtedness was outstanding at the time of execution of the indenture or thereafter incurred, created or assumed:

15 • our other indebtedness evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered, including by means of the base prospectus and one or more prospectus supplements; • our indebtedness for money borrowed or represented by purchase-money obligations, as defined below; • our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise; • indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures that is included in our consolidated financial statements; • reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations; • obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements and swap and nonswap forward agreements; • all our obligations issued or assumed as the deferred purchase price of property or services other than trade accounts payable and accrued liabilities arising in the ordinary course of business; and • deferrals, renewals or extensions of any of the indebtedness or obligations described in the seven clauses above. However, “senior indebtedness” excludes: • any indebtedness, obligation or liability referred to in the eight clauses above as to which, in the instrument creating, governing or evidencing that indebtedness, obligation or liability, it is expressly provided that such indebtedness, obligation or liability is not senior in right of payment to, is junior in right of payment to, or ranks equally in right of payment with, other specified types of our indebtedness, obligations and liabilities, including the notes; • any indebtedness, obligation or liability that is subordinated to other of our indebtedness, obligations and liabilities to substantially the same extent as or to a greater extent than the notes are subordinated; and • the notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries. As used above, the term “purchase-money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless: • we are subject to any termination, winding up, liquidation or reorganization, including in connection with any liquidation, reorganization or other insolvency proceeding under the bankruptcy or other insolvency laws or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities; or

16 • a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred that is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived and otherwise ceases to exist. Upon our termination, winding up, liquidation or reorganization, including as a result of any action in any liquidation, reorganization or other insolvency proceeding under the bankruptcy laws or any other applicable insolvency law or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations. In the event that we are subject to any termination, winding up, liquidation or reorganization, including in connection with any liquidation, reorganization or other insolvency proceeding under the bankruptcy or any other insolvency laws, or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness. By reason of the above subordination in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. All liabilities of First NBC Bank, including deposits, and of our other subsidiaries, including each subsidiary’s liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of such subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the notes, we will need to rely primarily on dividends paid to us by First NBC Bank, which is a regulated financial institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by our subsidiaries, but will likely have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the notes. Regulatory rules may restrict First NBC Bank’s ability to pay dividends or make other distributions to us or to provide funds to us by other means. As a result of the foregoing, with respect to the assets of each of our subsidiaries, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, including the depositors of First NBC Bank, except to the extent that we may be a creditor with recognized claims against any such subsidiary. Redemption The notes may be redeemed by us in whole or in part on or after November 18, 2024. In addition, the notes may be redeemed by us in whole, but not in part, at any time after the date on which we sell the notes to investors, in the event of:

17 • a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the interest payable on the notes is not, or within 90 days of receipt of such opinion of counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; • a “Tier 2 Capital Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or • an “Investment Company Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or will be required within 90 days of the date of such opinion, to register as an investment company under the Investment Company Act of 1940, as amended. Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes would be subject to any required regulatory approvals. If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed by lot, pro rata or by any other method the trustee will deem fair and appropriate. No notes of $1,000 or less will be redeemed in part. Notices of redemption will be given at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed in the manner provided in the indenture. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption. Repurchases We may purchase new notes at any time on the open market or otherwise. If we purchase new notes in this manner, we have the discretion to hold, resell or surrender the new notes to the trustee under the indenture for cancellation. No Sinking Fund The new notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the new notes. Denominations The new notes will be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the new notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction. Indenture Covenants The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes,

18 repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality. Right of Acceleration; Failure to Pay Principal or Interest The indenture provides for the acceleration of the unpaid principal and interest on the notes only in limited circumstances related to our involuntary or voluntary bankruptcy under U.S. federal bankruptcy laws. Accordingly, if an event of default occurs and is continuing related to our bankruptcy, the principal amount of all notes, and accrued and unpaid interest, if any, will be due and payable immediately. Under the indenture, if we fail to make any payment of interest on any note when such interest becomes due and payable and such default continues for a period of 30 days, or if we fail to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture. Amendment, Supplement and Waiver Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes: • to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes; • to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes; • to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders; • to include additional events of default; • to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; • to cure any ambiguity, defect, omission, mistake or inconsistency; • to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes; • to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder; • to conform any provision of the indenture to the requirements of the Trust Indenture Act; • to provide for the issuance of the new notes in connection with this exchange offer; or • to make any change that does not adversely affect the legal rights under the indenture of any holder.

19 With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby: • reduce the rate of, or change the time for payment of, interest on any note; • reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed; • make any note payable in money other than dollars; • modify any provision of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment; • reduce the threshold of holders required to waive certain defaults and covenants under the indenture; or • modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby. The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note. Satisfaction and Discharge of the Indenture; Defeasance We may terminate our obligations under the indenture when: • either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes; • we have paid or caused to be paid all other sums then due and payable by us under the indenture; and • we have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied. We may elect, at our option, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for: • the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due; • our obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

20 • the rights, powers, trusts, duties and immunities of the trustee; and • the legal defeasance provisions of the indenture. In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes. In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes: • we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient in an amount sufficient to pay and discharge, and which will be applied by the trustee in accordance with irrevocable instructions from us to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof; • in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge had not occurred; • in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to the notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance had not occurred; • no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit); • such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and • we will have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied. In connection with a discharge, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the new notes will be revived as if the deposit had never occurred. Registration of Transfer and Exchange

21 We will maintain an office or agency where the notes may be presented for registration of transfer or for exchange. That office or agency will be the office of the trustee located at 5555 San Felipe, Suite 1150, Houston, Texas 77056, and the trustee will serve as the initial registrar with respect to the registration of transfer and exchange of the notes. At the option of the holder, notes may be exchanged for other notes containing identical terms and provisions, in authorized denominations, and of like aggregate principal amount, upon surrender of the notes to be exchanged. Regarding the Trustee U.S. Bank National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. No Personal Liability of Stockholders, Partners, Officers or Directors No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of our company or any of our subsidiaries, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy. Governing Law The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of Texas. USE OF PROCEEDS This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In exchange for the old notes that you tender as a result of this exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and cancelled by us upon receipt. The issuance of the new notes under

22 this exchange offer will not result in any increase in our outstanding indebtedness. We will pay all expenses incident to the exchange offer. RATIO OF EARNINGS TO FIXED CHARGES The following tables set forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods presented. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus. As of December 31, 2014, we had 364,983 shares of Series C preferred stock outstanding and 37,935 shares of Series D preferred stock outstanding. The Series C preferred stock was exchanged for an equivalent number of shares of voting common stock on June 22, 2015. As of June 30, 2015, we had 37,935 shares of Series D preferred stock outstanding. No dividends were paid with respect to the Series C preferred stock, which has dividend rights on parity with our common stock. We pay quarterly dividends on our Series D preferred stock. The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (1) income from continuing operations before income taxes and fixed charges by (2) total fixed charges and, as applicable, pre-tax earnings required for preferred stock dividends. For purposes of computing these ratios: • earnings consist of income from continuing operations before income taxes, including goodwill impairment charges, securities mark-to-market gains and losses and securities impairment charges; • fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expense attributable to interest, net of income from subleases; • fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases; and • pre-tax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

	Six Months Ended June 30,		Year Ended December 31,				
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:							
Including interest on deposits	1.23	1.75	1.67	1.54	1.69	1.54	1.42
Excluding interest on deposits	2.81	12.16	11.34	7.76	10.55	9.41	26.84

	Six Months Ended June 30,		Year Ended December 31,				
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:							
Including interest on deposits	1.23	1.74	1.66	1.53	1.67	1.51	1.38
Excluding interest on deposits	2.65	10.72	9.97	6.99	8.63	6.43	7.76

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion is a summary of certain material United States federal income tax considerations relevant to the exchange of old notes for new notes by U.S. Holders (as defined below), but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service, which we refer to as the IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, we cannot assure you that the IRS will not successfully challenge the tax consequences described below.

This summary only applies to U.S. Holders that exchange old notes for new notes in the exchange offer. This summary is limited to tax consequences to U.S. Holders that are original beneficial owners of the old notes, that purchased old notes at their original issue price for cash and that hold such old notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the tax consequences to subsequent purchasers of the old notes or the new notes. This summary also does not discuss the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, this summary does not describe every aspect of U.S. federal income taxation that may be relevant to holders. It does not discuss tax rules that may apply in light of a holder's particular circumstances, and it does not discuss special tax rules that may apply, including, without limitation, rules that may apply if a holder is:

- a bank;
- a financial institution;
- a broker or dealer in securities or currencies;
- a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;
- an insurance company;
- a person whose functional currency is not the U.S. dollar;
- a tax-exempt organization;
- an investor in a pass-through entity holding the notes;

23

24 • an S corporation, a partnership or other entity treated as a partnership for tax purposes; • a U.S. expatriate; • a person holding notes as a part of a hedging, conversion or other risk-reduction transaction or a straddle for tax purposes; or • a foreign person or entity. For purposes of the following summary, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is includible in income for U.S. federal income tax regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. The exchange of the old notes for the new notes in the exchange offer should not constitute a taxable exchange for U.S. Holders, because the new notes should not be considered to differ materially in kind or extent from the old notes. As a result, if you are a U.S. Holder, for U.S. federal income tax purposes (1) you should not recognize any income, gain or loss as a result of exchanging the old notes for the new notes; (2) the holding period of the new notes should include the holding period of the old notes exchanged therefor; and (3) the aggregate adjusted tax basis of the new notes should be equal to the aggregate adjusted tax basis of the old notes exchanged therefor immediately before such exchange. YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. PLAN OF DISTRIBUTION We are not utilizing any underwriters for the exchange offer. Each broker-dealer that receives new notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker- dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days (subject to extension under limited circumstances) following the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account under this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

25 For a period of 180 days (subject to extension under limited circumstances) following the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer (other than the expenses of counsel for the holders of the old notes) and will indemnify the holders of the old notes and the new notes against certain liabilities, including liabilities under the Securities Act. We have not agreed to compensate broker-dealers who effect the exchange of old notes on behalf of holders. LEGAL MATTERS Certain legal matters in connection with this exchange offer will be passed upon for us by Fenimore, Kay, Harrison & Ford, LLP. EXPERTS The consolidated financial statements of First NBC Bank Holding Company appearing in First NBC Bank Holding Company’s Annual Report (Form 10-K) for the year ended December 31, 2014 and the effectiveness of First NBC Bank Holding Company’s internal control over financial reporting as of December 31, 2014 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First NBC Bank Holding Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS. Our articles of incorporation provide that we will indemnify our directors and officers from and against any and all expenses, liabilities or other matters covered by Section 83 of the Louisiana Business Corporation Law, or LBCL, both as to action in an official capacity and in another capacity while holding office. Our articles of incorporation provide for mandatory advancement of expenses of directors and officers, so long as we receive (1) a written affirmation from the director or officer of his good faith belief that he has satisfied the standard of conduct necessary for indemnification under the LBCL and (2) an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is later determined that he is not entitled to indemnification. Under our articles of incorporation, we are not obligated to reimburse the amount of any settlement involving a director or officer unless we have agreed to the settlement. If any director or officer refuses to enter into a settlement that is reasonably satisfactory to us, then our indemnification obligation will be limited to the total amount of the proposed settlement and the expenses incurred by such person prior to the time that the settlement could reasonably have been effected. Our articles of incorporation permit, but do not require, us to grant rights to indemnification and advancement of expenses to any of our employees or agents, or those of any of our subsidiaries, to the fullest extent of the LBCL. Our articles of incorporation do not limit our ability to provide for additional rights to indemnification or advancement of expenses through our bylaws, a resolution of shareholders or directors, an agreement or otherwise, as long as those rights are consistent with the LBCL. Section 83 of the LBCL provides that a Louisiana corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise. The indemnity may include attorney fees, judgments, fines, amounts paid in settlement and other expenses actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Certain additional limitations apply with respect to indemnification related to actions advanced by or in the right of the corporation. Where a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against expenses actually and reasonably incurred in connection with such matter. Section 83 permits a corporation to pay expenses incurred by the indemnified party in defending an action, suit or proceeding in advance of the final disposition if approved by the board of directors and accompanied by an undertaking by the indemnified party to repay such amounts if it is later determined that he is not entitled to indemnification. Section 83 also authorizes Louisiana corporations to buy liability insurance on behalf of any current or former director, officer, agent or employee. The indemnification and expense advancement provisions contained in Section 83 are not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, shareholder or director authorization or otherwise. The indemnification provisions of the LBCL have been superceded by Part 8, Subpart E of the Louisiana Business Corporation Act, or LBCA. Accordingly, our directors and executive officers may have additional rights with respect to indemnification under the LBCA, as our articles of incorporation and bylaws are not the exclusive source of indemnification for our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k). We have obtained directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES. The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

ITEM 22. UNDERTAKINGS. The registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. The registrant undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof. The registrant undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Securities Exchange Act) that is incorporated by reference into the registration statement will be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus under Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 on Form S- 4 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized in New Orleans, Louisiana on the 18th day of August, 2015. FIRST NBC BANK HOLDING COMPANY By: /s/ Ashton J. Ryan, Jr. Ashton J. Ryan, Jr. Chairman, Chief Executive Officer and President In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 18th day of August, 2015. Signature Title By: /s/ Ashton J. Ryan, Jr. Chairman of the Board, Chief Executive Officer and President Ashton J. Ryan, Jr. (Principal Executive Officer) By: /s/ Mary Beth Verdigets Executive Vice President and Chief Financial Officer Mary Beth Verdigets (Principal Financial and Accounting Officer) By: /s/ William D. Aaron, Jr.* Director William D. Aaron, Jr. By /s/ William Carrouche* Director William Carrouche By: /s/ John F. French* Director John F. French By: /s/ Leander J. Foley, III* Director Leander J. Foley, III By: /s/ Leon L. Giorgio, Jr.* Director Leon L. Giorgio, Jr. By: /s/ Shivan Govindan* Director Shivan Govindan By /s/ L. Blake Jones* Director L. Blake Jones

Signature	Title
By: /s/ Louis V. Lauricella* Louis V. Lauricella	Director
By: /s/ Mark G. Merlo* Mark G. Merlo	Director
By: /s/ Dr. Charles C. Teamer* Dr. Charles C. Teamer	Director
By: /s/ Joseph F. Toomy* Joseph F. Toomy	Director

*By: /s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
Attorney-in-Fact

EXHIBIT INDEX NUMBER DESCRIPTION Location 4.1 Purchase Agreement, dated as of February 18, 2015, of 5.75% Subordinated Notes due 2025 Exhibit 4.1 to the registrant's Current Report on Form 8-K filed February 19, 2015 4.2 Indenture, dated as of February 18, 2015, between First NBC Bank Holding Company and U.S Bank National Association Exhibit 4.2 to the registrant's Current Report on Form 8-K filed February 19, 2015 4.2 Form of Registered 5.75% Subordinated Note due 2025 Filed herewith 5.1 Opinion of Fenimore, Kay, Harrison & Ford, LLP Filed herewith 12.1 Statement of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends Filed herewith 23.1 Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1) Filed herewith 23.2 Consent of Ernst & Young LLP Filed herewith 24.1 Powers of Attorney Filed with the initial Registration Statement on Form S-4, dated May 18, 2015 25.1 Statement of Eligibility of U.S. Bank National Association on Form T-1 for 5.75% Subordinated Note due 2025 Filed with the initial Registration Statement on Form S-4, dated May 18, 2015 99.1 Form of Letter of Transmittal Filed with the initial Registration Statement on Form S-4, dated May 18, 2015